Exhibit 99.1
Human Nutrition & Health | Animal Nutrition & Health Specialty Products | Industrial Products

Balchem Corporation Reports Second Quarter Sales of $161.6 Million, GAAP EPS of $0.61 and Adjusted EPS of $0.77

New Hampton, NY, August 1, 2019 - Balchem Corporation (NASDAQ: BCPC) today reported for the second quarter 2019 net earnings of $19.8 million, compared to net earnings of $19.7 million for the second quarter 2018. Second quarter adjusted net earnings(a) were $25.2 million, compared to $24.5 million in the prior year quarter. Second quarter adjusted EBITDA(a) was $40.0 million, compared to $40.5 million in the prior year quarter.

Second Quarter 2019 Financial Highlights:

•	Second quarter net sales of $161.6 million, a decrease of $2.1 million, or 1.3%, compared to the prior year quarter.

•	Year over year quarterly sales growth in three of the four segments, with record second quarter sales in Human Nutrition and Health and Animal Nutrition and Health.

•
Second quarter GAAP net earnings were $19.8 million, an increase of $0.2 million, or 0.8% from the prior year, primarily due to a favorable mix, lower interest expense, and lower tax expense. These net earnings resulted in GAAP earnings per share of $0.61. Quarterly adjusted net earnings of $25.2 million increased $0.7 million or 2.9% from the prior year, resulting in adjusted earnings per share(a) of $0.77.

•	Second quarter adjusted EBITDA was $40.0 million, a decrease of $0.6 million, or 1.4%, from the prior year.

•
Quarterly cash flows from operations were $26.3 million for the second quarter 2019, an increase of 24.1% from the prior year, with quarterly free cash flow(a) of $20.1 million, an increase of 16.7% from the prior year.

Recent Highlights:

•
On May 27, 2019, the acquisition of Chemogas was completed. Chemogas, headquartered in Grimbergen, Belgium, is a leader in the packaging and distribution of a wide variety of specialty gases, most notably ethylene oxide for medical device sterilization, primarily in the European and Asian markets. With this acquisition, Balchem significantly expands its geographic presence in the packaged ethylene oxide market, enabling the company to offer worldwide service and support to its medical device sterilization customers. The Chemogas sites in Europe and Asia will form a global network of facilities when combined with Balchem’s sites in the United States, making Balchem the global leader in the critical supply of ethylene oxide to the medical device sterilization industry.

•
Cornell University has conducted a follow-on study related to its choline supplementation during pregnancy study, to see if the cognitive benefits seen in the first year of life during the initial study, persist into later childhood. The researchers at Cornell have conducted extensive neurologic and cognitive testing on the same children who are now seven years old. Preliminary results have been presented at several international scientific meetings and show that increasing maternal choline does indeed improve attention, memory, and executive function at seven years of age.

Ted Harris, Chairman, CEO, and President of Balchem said, “We are pleased with the progress made in the second quarter, along with the growth in Human Nutrition and Health and Animal Nutrition and Health, and we are excited about the completion of the Chemogas acquisition. We are also very encouraged by the progress made around the research supporting our choline franchise and its role as an essential nutrient for both humans and animals, and we believe this will help strengthen our value proposition and support our continued growth into the future.”

52 Sunrise Park Road New Hampton, NY 10958 balchem.com	p.845.326.5600 f. 845.326.5702

Balchem Corporation (NASDAQ:BCPC)

Results for Period Ended June 30, 2019 (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net sales	$161,554	$163,687	$318,583	$325,097
Gross margin	53,918	53,466	103,013	104,925
Operating expenses	27,516	26,363	50,131	50,582
Earnings from operations	26,402	27,103	52,882	54,343
Other expense	1,521	2,042	3,208	4,105
Earnings before income tax expense	24,881	25,061	49,674	50,238
Income tax expense	5,052	5,382	11,062	11,213
Net earnings	$19,829	$19,679	$38,612	$39,025

Diluted net earnings per common share	$0.61	$0.61	$1.19	$1.21

Adjusted EBITDA(a)	$39,979	$40,530	$79,659	$81,270
Adjusted net earnings(a)	$25,246	$24,530	$48,976	$48,948
Adjusted net earnings per common share(a)	$0.77	$0.76	$1.51	$1.51

Shares used in the calculations of diluted and adjusted net earnings per common share	32,583	32,438	32,540	32,378

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Financial Results for the Second Quarter of 2019:

The Human Nutrition & Health segment generated second quarter sales of $85.9 million, an increase of $0.9 million or 1.0% compared to the prior year quarter. The increase was driven by higher sales within our Human Nutrition & Pharma and Ingredient Solutions businesses, partially offset by a decrease in Cereal Systems sales. Quarterly earnings from operations for this segment of $12.3 million increased $2.7 million or 27.4% compared to $9.7 million in the prior year quarter, primarily due to the aforementioned higher sales, mix, and lower operating expenses. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for the second quarter of 2019 and 2018 of $4.9 million and $5.4 million, respectively, adjusted earnings from operations(a) for this segment were $17.2 million, compared to $15.1 million in the prior year quarter.

The Animal Nutrition & Health segment generated quarterly sales of $43.5 million, an increase of $1.4 million or 3.4% compared to the prior year quarter. The increase was primarily the result of higher sales of ruminant animal feed market products. Second quarter earnings from operations for this segment of $5.0 million were down from the prior year comparable quarter of $7.0 million, primarily due to lower feed grade choline volumes and margins in the European monogastric business as a result of increased competitive activity. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for the second quarter of 2019 and 2018 of $0.2 million and $0.1 million respectively, adjusted earnings from operations for this segment were $5.2 million, compared to $7.1 million in the prior year quarter.

The Specialty Products segment generated second quarter sales of $24.9 million, an increase of $2.0 million or 8.9% compared to the prior year quarter, primarily due to higher sales of ethylene oxide for the medical device sterilization market due to both the contribution of Chemogas and higher legacy volumes, partially offset by lower volumes in the plant nutrition business. Second quarter earnings from operations for this segment were $8.9 million, versus $8.7 million in the prior year comparable quarter, an increase of $0.2 million or 2.4%, primarily due to the aforementioned higher sales, partially offset by higher operating expenses due to the acquisition of Chemogas. Excluding the effect of non-cash expense associated with amortization of acquired intangible

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Balchem Corporation (NASDAQ:BCPC)

assets for the second quarter of 2019 and 2018 of $1.1 million and $0.7 million, respectively, adjusted earnings from operations for this segment were $10.0 million, compared to $9.4 million in the prior year quarter.

The Industrial Products segment sales of $7.3 million decreased $6.5 million or 47.0% from the prior year comparable quarter, primarily due to reduced sales volumes of choline and choline derivatives used in shale fracking applications. Earnings from operations for the Industrial Products segment were $0.9 million, a decrease of $1.7 million or 65.1% compared with the prior year comparable quarter, primarily due to the aforementioned lower sales volumes.
Consolidated gross margin for the quarter ended June 30, 2019 of $53.9 million increased by $0.5 million or 0.8%, compared to $53.5 million for the prior year comparable period. Gross margin as a percentage of sales was 33.4% as compared to 32.7% in the prior year period. The increase was primarily due to mix, partially offset by lower feed grade choline volumes and margins in the European monogastric business. Operating expenses of $27.5 million for the quarter increased $1.2 million from the prior year comparable quarter, primarily due to incremental operating expenses related to the Chemogas acquisition and increased bad debt expense. Excluding non-cash operating expenses associated with amortization of intangible assets of $6.1 million, operating expenses were $21.4 million, or 13.2% of sales.

Interest expense was $1.5 million in the second quarter of 2019. Our effective tax rates for the three months ended June 30, 2019 and 2018 were 20.3% and 21.5%, respectively. The decrease in the effective tax rate from the prior year is primarily due to discrete items.

For the quarter ended June 30, 2019, cash flows provided by operating activities were $26.3 million, and quarterly free cash flow was $20.1 million. The $169.8 million of net working capital on June 30, 2019 included a cash balance of $41.7 million, which reflects second quarter 2019 revolving loan and acquired debt payments of $32.2 million and capital expenditures of $6.2 million. The Company continues to invest in projects across all facilities to improve capabilities and operating efficiencies.

Ted Harris, CEO and President of Balchem said, “Our second quarter earnings once again highlight the resilience of our business model, particularly in light of the specific headwinds we faced in the quarter, predominantly in the Industrial Products segment with the oil and gas business. Moving forward, we will continue to drive our strategic growth initiatives, through both organic investments in new manufacturing capabilities and new product development, as well as value creating acquisitions.”

Quarterly Conference Call
A quarterly conference call will be held on Thursday, August 1, 2019, at 11:00 AM Eastern Time (ET) to review second quarter 2019 results. Ted Harris, Chairman of the Board, CEO and President and Martin Bengtsson, CFO will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Thursday, August 15, 2019. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13692854.

Segment Information
Balchem Corporation reports four business segments: Human Nutrition & Health; Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2018. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact: Mary Ann Brush, Balchem Corporation (Telephone: 845-326-5600)

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Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data (unaudited)
($ in 000’s)

Business Segment Net Sales:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Human Nutrition & Health	$85,872	$85,013	$171,021	$168,076
Animal Nutrition & Health	43,480	42,036	86,841	88,177
Specialty Products	24,907	22,864	43,331	40,604
Industrial Products	7,295	13,774	17,390	28,240
Total	$161,554	$163,687	$318,583	$325,097

Business Segment Earnings Before Income Taxes:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Human Nutrition & Health	$12,338	$9,685	$26,041	$22,617
Animal Nutrition & Health	5,045	7,023	10,301	14,507
Specialty Products	8,879	8,675	15,576	13,709
Industrial Products	911	2,613	2,548	5,092
Transaction costs, integration costs, and unallocated legal fees	(761)	(893)	(1,565)	(1,582)
Unallocated amortization expense	(10)	—	(19)	—
Interest and other expense	(1,521)	(2,042)	(3,208)	(4,105)
Total	$24,881	$25,061	$49,674	$50,238

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Balchem Corporation (NASDAQ:BCPC)

Selected Balance Sheet Items	June 30,	December 31,
	2019	2018
Cash and Cash Equivalents	$41,674	$54,268
Accounts Receivable, net	101,595	99,545
Inventories	68,430	67,187
Other Current Assets	20,186	5,314
Total Current Assets	231,885	226,314

Property, Plant & Equipment, net	204,019	194,339
Goodwill	506,852	447,995
Intangible Assets with Finite Lives, net	139,769	105,985
Right of Use Assets	7,203	—
Other Assets	8,592	6,722
Total Assets	$1,098,320	$981,355

Current Liabilities	$62,091	$82,056
Revolving Loan	228,569	156,000
Deferred Income Taxes	57,386	44,309
Derivative Liabilities	4,617	—
Long-Term Obligations	13,312	7,372
Total Liabilities	365,975	289,737

Stockholders' Equity	732,345	691,618

Total Liabilities and Stockholders' Equity	$1,098,320	$981,355

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Balchem Corporation (NASDAQ:BCPC)

Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net earnings	$38,612	$39,025
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	21,732	22,426
Stock compensation expense	3,622	3,459
Other adjustments	(2,187)	62
Changes in assets and liabilities	(12,967)	(18,276)
Net cash provided by operating activities	48,812	46,696

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(94,690)	—
Capital expenditures and intangible assets acquired	(14,714)	(7,996)
Proceeds from insurance and sale of assets	2,729	2,166
Purchase of convertible note	(1,000)	—
Net cash used in investing activities	(107,675)	(5,830)

Cash flows from financing activities:
Proceeds from revolving debt	108,569	210,750
Principal payments on long-term and revolving debt	(36,000)	(219,500)
Principal payments on acquired debt	(12,222)	—
Proceeds from stock options exercised	1,809	6,578
Dividends paid	(15,135)	(13,428)
Other	(727)	(2,346)
Net cash provided by (used in) financing activities	46,294	(17,946)

Effect of exchange rate changes on cash	(25)	(860)

(Decrease) increase in cash and cash equivalents	(12,594)	22,060

Cash and cash equivalents, beginning of period	54,268	40,416
Cash and cash equivalents, end of period	$41,674	$62,476

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Balchem Corporation (NASDAQ:BCPC)

Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, transaction and integration costs, indemnification settlements, legal settlements, ERP implementation costs, unallocated legal fees and the fair valuation of acquired inventory. Adjusted income tax expense is defined as income tax expense adjusted for the impact of ASU 2016-09. Free cash flow is defined as net cash provided by operating activities less capital expenditures.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Reconciliation of adjusted gross margin
GAAP gross margin	$53,918	$53,466	$103,013	$104,925
Amortization of intangible assets (1)	661	755	1,395	1,597
Adjusted gross margin	$54,579	$54,221	$104,408	$106,522

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	$26,402	$27,103	$52,882	$54,343
Amortization of intangible assets (1)	6,128	6,190	11,970	12,472
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (2)	761	893	1,565	1,582
Adjusted earnings from operations	$33,291	$34,186	$66,417	$68,397

Reconciliation of adjusted net earnings
GAAP net earnings	$19,829	$19,679	$38,612	$39,025
Amortization of intangible assets (1)	6,199	6,621	12,112	13,012
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (2)	761	893	1,565	1,582
Income tax adjustment (3)	(1,543)	(2,663)	(3,313)	(4,671)
Adjusted net earnings	$25,246	$24,530	$48,976	$48,948

Adjusted net earnings per common share - diluted	$0.77	$0.76	$1.51	$1.51

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Balchem Corporation (NASDAQ:BCPC)

(1) Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, and other intangibles acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(2) Transaction and integration costs, ERP implementation costs and unallocated legal fees: Transaction and integration costs related to acquisitions and divestitures are expensed in our GAAP financial statements. ERP implementation costs related to a company-wide ERP system implementation are expensed in our GAAP financial statements. Unallocated legal fees for transaction-related non-compete agreement disputes are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(3) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and six months ended June 30, 2019 and 2018.

Table 2
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income - as reported	$19,829	$19,679	$38,612	$39,025
Add back:
Provision for income taxes	5,052	5,382	11,062	11,213
Other expense	1,521	2,042	3,208	4,105
Depreciation and amortization	10,825	10,868	21,590	21,886
EBITDA	37,227	37,971	74,472	76,229
Add back certain items:
Non-cash compensation expense related to equity awards	1,991	1,666	3,622	3,459
Transaction and integration costs, ERP implementation costs, and unallocated legal fees	761	893	1,565	1,582
Adjusted EBITDA	$39,979	$40,530	$79,659	$81,270

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Balchem Corporation (NASDAQ:BCPC)

The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the six months ended June 30, 2019 and 2018.

Table 3
(unaudited)

	Six Months Ended June 30,
	2019	Effective Tax Rate	2018	Effective Tax Rate
GAAP Income Tax Expense	$11,062	22.3%	$11,213	22.3%
Impact of ASU 2016-09 adoption(4)	209		1,095
Adjusted Income Tax Expense	$11,271	22.7%	$12,308	24.5%

(4) Impact of ASU 2016-09 adoption: In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which addresses the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company adopted ASU 2016-09 on January 1, 2017 prospectively (prior periods have not been restated).  The primary impact of adoption was the recognition during the three and six months ended June 30, 2019 and 2018, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities. The presentation requirements for cash flows related to employee taxes paid for withheld shares had no impact to any of the periods presented in the consolidated statement of cash flows, since such cash flows have historically been presented in financing activities. The Company also elected to continue estimating forfeitures when determining the amount of stock-based compensation costs to be recognized in each period. No other provisions of ASU 2016-09 had a material impact on the Company’s financial statements or disclosures.

The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three and six months ended June 30, 2019 and 2018.

Table 4
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$26,329	$21,217	$48,812	$46,696
Capital expenditures	(6,200)	(3,965)	(14,688)	(7,700)
Free cash flow	$20,129	$17,252	$34,124	$38,996

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